EXHIBIT 99
FOR IMMEDIATE RELEASE:
Monday, November 6, 2006
R.G. BARRY CORPORATION REPORTS STRONG FIRST QUARTER 2007
PERFORMANCE
The Dearfoams® Company’s Net Earnings Rise 47.0% on Net Sales Increase of 5.9%
PICKERINGTON, Ohio – Monday, November 6, 2006 – At-home comfort footwear marketer R.G. Barry Corporation, the Dearfoams® company, (AMEX-DFZ) today reported a strong overall performance for the first quarter of fiscal 2007, ended September 30, 2006.
Operating Results
For the quarter, the Company reported:
•	Net earnings up 47 percent at $6.3 million, or $0.63 net earnings per basic share and $0.61 net earnings per diluted share. In the corresponding period one year ago, the company reported net earnings of $4.3 million, or $0.43 net earnings per basic share and $0.42 net earnings per diluted share;

•	Net sales of $37.5 million were up 5.9 percent versus net sales of $35.4 million reported for the comparable period one year ago;

•	Gross profit as a percent of sales was relatively flat at 40.5 percent;

•	Consolidated selling, general and administrative costs fell approximately 9.5 percent to $8.5 million from $9.3 million in the equivalent period last year; and

•	Restructuring charges were approximately $74,000 down from $529,355 in the corresponding period one year ago.
Management Comments
“We are very pleased with our results and believe that they reflect the health of our business and the strong relationships we enjoy with our retailing partners,” said Greg Tunney, President and Chief Executive Officer. “As we enter the 2006 holiday season, we are upbeat about our potential and that of retail as a whole.

“The first quarter benefited from the continuing refinement of our business model and the timing of certain expenses. We have worked closely with our retail-selling partners and our third-party logistics provider to flow goods into our customers closer to their selling season. These efforts have resulted in significant efficiencies in our distribution operations and with our customers. We also have continued to expand our customer-centric sell-in approach. Under this initiative, we closely collaborate with retailing partners to increase in-season sell-through as a means of minimizing or eliminating costly end-of-season returns. Our retailer-partners benefit from increased sales and profitability and our results improve thanks to fewer returns and lower associated costs. The first quarter also was favorably impacted by a delay in the timing of approximately $250,000 to $300,000 in marketing-related expenses that are expected to materialize during the second quarter of fiscal 2007.
“The financial benefits we are gaining through expense reduction and refinement of our business model are flowing to the bottom line and reinforcing the financial base upon which we are layering strategically- driven growth initiatives. One example of such an initiative is our recent agreement naming an exclusive Canadian distributor for Dearfoams brands. We also are working on other product, channel and brand extensions and licensing arrangements. While we do not expect measurable contributions to our fiscal 2007 profitability from new growth initiatives, these programs will be important to the Company’s sustained growth and profitability long-term.
“We suggest that a degree of prudence be exercised in any analysis of our future performance based upon our strong first quarter. As you know, we recently changed our fiscal year to more closely align with the retail business cycle. This change shifted the two quarters that represent about 70 percent of our annual sales and all of our profit to the first half of the fiscal year. While this change is expected to give us a reasonably clear picture of our overall annual performance by the time we report our second quarter results early next year, it does not alter the risks associated with the highly seasonal nature of our business,” Mr. Tunney said.
Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 10 a.m. EST today. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. The conference call is available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen via the Internet, go to <www.rgbarry.com> at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software.
Replays of the call will be available shortly after its completion. The audio replay can be accessed through Monday, November 13, 2006, by calling (800) 642-1687 or (706) 645-9291 and using access code 9282463; or for 30 days by visiting the Company’s Web site at <www.rgbarry.com>. A written transcript of the call will be available for 12 months at the Company’s Web site under the “Investors/News Release” section.

About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of products for the accessories footwear category. To learn more about our business, visit us online at <www.rgbarry.com> and <www.dearfoams.com>.
Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain statements in this news release, which are not historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to our actual results differing materially from our current forecasts include, but are not limited to, the following: the strength of the retail market, especially during the upcoming 2006 year-end holiday selling season; our receipt of shipments from our third-party manufacturers in China on a timely basis; our ability to distribute to our customers on a timely basis goods held in distribution centers, including both our own distribution center and third-party distribution centers; returns, customer concessions and promotion costs in connection with the holiday selling season that are materially higher than what we currently plan; unfavorable changes in foreign exchange rates, particularly China’s exchange rate; and resolution of our ongoing dispute with the Internal Revenue Service on terms unfavorable to the Company. Other factors of a more general nature that could impact our financial performance and cause results to differ materially from those forecasted or estimated include, our ability to source our products from outside North America without incurring substantial unplanned costs and without negatively impacting delivery times or product quality; the continued demand for our products by the Company’s customers; our ability to comply with the various terms and covenants of our asset-based lending facility with The CIT Group/Commercial Services Inc.; our ability to maintain our inventory levels in accordance with our plans; the unexpected loss of key management or one or more of our key customers or an unexpected reduction in business from one of our key customers; and the impact of competition on the Company’s market share. Other risks to our business are detailed in previous press releases, shareholder communications and Securities Exchange Act of 1934 filings, including those in the disclosure in “Item 1A – Risk Factors” of Part I of our 2006 Transition Report on Form 10-K for the fiscal year ended July 1, 2006. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.

Contact:	Daniel Viren, Sr. VP Finance/CFO	614.864.6400
	Roy Youst, Dir. Corp. Comm/IR	614.729.7275
—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended
	(unaudited)	(unaudited)	% Increase
	September 30, 2006	October 1, 2005	Decrease
Net sales	$37,531	$35,436	5.9%
Cost of Sales	22,340	21,112	5.8%

Gross profit	15,191	14,324	6.1%

Gross profit (as percent of sales)	40.5%	40.4%

Selling, general and administrative expense	8,461	9,347	-9.5%
Restructuring and asset impairment charges	74	529	-86.0%

Operating profit	6,656	4,448	49.6%

Other income	45	139	-67.6%
Interest expense, net	(287)	(301)	-4.7%

Income before income tax and minority interest	6,414	4,286	49.7%

Income tax expense	(117)	(26)	350.0%

Earnings from continuing operations	6,297	4,260	47.8%

Earnings from discontinued operations	—	24	-100.0%

Net earnings	$6,297	$4,284	47.0%

Earnings per common share
Basic	$0.63	$0.43	46.5%

Diluted	$0.61	$0.42	45.2%

Average number of common shares outstanding
Basic	10,020	9,878

Diluted	10,343	10,201

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

	(unaudited)	(unaudited)
	September 30, 2006	October 1, 2005	July 1, 2006
ASSETS
Cash	$915	$1,292	$988
Accounts Receivable, net	27,907	24,936	6,683
Inventory	27,233	30,018	25,977
Prepaid expenses and other current assets	1,227	1,999	1,161

Total current assets	57,282	58,245	34,809

Net property, plant and equipment	2,571	2,549	2,419

Other assets	3,155	3,252	3,216

Total Assets	$63,008	$64,046	$40,444

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	23,841	24,977	2,595
Accounts payable	6,729	10,870	9,085
Other current liabilities	4,726	5,109	7,136
Long-term debt	421	604	439
Accrued retirement costs and other	11,883	14,137	12,193
Shareholders’ equity, net	15,408	8,349	8,996

Total liabilities & shareholders’ equity	$63,008	$64,046	$40,444